Exhibit 10.31

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of the Closing Date (as defined below) by and between GNL, CORP. and GNLV, CORP. (together, “Employer”), and Chris Andrews (“Employee”).

1.                                       Employment.  Employer hereby employs Employee, and Employee hereby accepts employment by the Employer, as Employer’s Director – Race and Sports Book Operations to perform such executive, managerial or administrative duties, commensurate with Employee’s position, as Employer may specify from time to time, during the Specified Term (as defined in Section 2).

2.                                       Effective Date; Specified Term.  This Agreement shall be effective on the Closing Date as such term is defined in the Stock Purchase Agreement, dated as of June 24, 2003 (the “Stock Purchase Agreement”), by and among MGM MIRAGE, Mirage Resorts, Incorporated, Employer, Golden Nugget Experience, LLC and Poster Financial Group, Inc. (“PFG”).  Subject to earlier termination as provided herein, the term of the Employee’s employment hereunder shall commence on the Closing Date and terminate on the third anniversary thereof (the “Specified Term”). If Employee remains employed by Employer following the Specified Term, any such employment shall be on an at will basis unless the parties agree in writing to extend the Specified Term.  This Agreement shall be null and void and of no force and effect if the Closing, as such term is defined in the Stock Purchase Agreement, does not occur.

3.                                       Signing Bonus.  On the first regularly scheduled payroll date of the Employer following the Closing Date, Employer will pay Employee a signing bonus in the amount of $100,000, which amount shall be grossed up so that the net amount received by Employee, after reduction for all taxes required to be withheld by Employer with respect to such amount is $100,000. If, within ninety (90) days following the Closing Date, either (1) Employer terminates Employee’s employment for Cause (as defined in Section 16) or (2) Employee terminates his employment without Good Reason (as defined in Section 17), then Employee shall make a lump sum cash payment to Employer of $100,000 within five (5) business days of the date the Employee’s employment is so terminated.

4.                                       Base Salary.  During the Specified Term, in consideration of the performance by Employee of Employee’s obligations hereunder to Employer and its parents, subsidiaries, affiliates and joint ventures (collectively, the “Employer Group”), in any capacity (including any service as a director), Employer shall pay Employee an annual base salary of not less than $250,000 (the “Base Salary”).  The Base Salary shall be payable in accordance with the payroll practices of Employer as in effect from time to time for Employer’s senior executives.

5.                                       Bonus Compensation.  Employee shall be eligible to receive such annual or other bonuses as may be determined in the sole discretion of Employer’s Board of Directors (the “Board”).  Notwithstanding the foregoing, Employer shall pay Employee, on or prior to each of the first three anniversaries of the Closing Date, a minimum annual bonus equal to twenty-five percent (25%) of Employee’s then current Base Salary; provided that Employee is employed by Employer on the relevant payment date.

6.                                       Employee Benefit Programs.  During the Specified Term, Employee shall be entitled to participate in Employer’s employee benefit plans as are generally made available from time to time to Employer’s senior executives, subject to the terms and conditions of such plans, and subject to Employer’s right to amend, terminate or take other similar actions with respect to such plans.

7.                                       Business Expense Reimbursements.  Employer will pay or reimburse Employee for all reasonable out-of-pocket expenses, including travel expenses, Employee incurs during the Specified Term in the course of performing Employee’s duties under this Agreement upon timely submission of appropriate documentation to Employer, as prescribed from time to time by Employer.

8.                                       THIS SECTION INTENTIONALLY LEFT BLANK.

9.                                       Extent of Services.  Employee agrees that the duties and services to be performed by Employee shall be performed exclusively for members of the Employer Group.  Employee further agrees to perform such duties in an efficient, trustworthy and businesslike manner.  Employee agrees not to render to others any service of any kind whether or not for compensation, or to engage in any other business activity whether or not for compensation, that is similar to or conflicts with the performance of Employee’s duties under this Agreement, without the written approval of the Board.

10.                                 Policies and Procedures.  In addition to the terms herein, Employee agrees to be bound by Employer’s policies and procedures as they may be amended by Employer from time to time.  In the event the terms in this Agreement conflict with Employer’s policies and procedures, the terms herein shall take precedence.  Employer recognizes that it has a responsibility to see that its employees understand the adverse effects that problem gambling and underage gambling can have on individuals and the gaming industry as a whole.  Employee acknowledges having read Employer’s policies, procedures and manuals and agrees to abide by the same, including but not limited to Employer’s policy of prohibiting underage gaming and supporting programs to treat compulsive gambling.

11.                                 Licensing Requirements.  Employee acknowledges that Employer is engaged in a business that is or may be subject to and exists because of privileged licenses issued by governmental authorities in Nevada and other jurisdictions in which Employer is engaged or has applied or during the Specified Term may apply to engage in the gaming business.  If requested to do so by Employer, Employee shall apply for and obtain any license, qualification, clearance or the like which shall be requested or required of Employee by any regulatory authority having jurisdiction over Employer.

12.                                 Failure to Satisfy Licensing Requirement.  If Employee fails to satisfy any licensing requirement referred to in Section 11 above, or if any governmental authority directs the Employer to terminate any relationship it may have with Employee, or if Employer shall determine, in Employer’s sole and exclusive judgment, that Employee was, is or might be involved in, or is about to be involved in, any activity, relationship(s) or circumstance which could or does jeopardize Employer’s business, reputation or such licenses, or if any such license is threatened to be, or is, denied, curtailed, suspended or revoked, this Agreement may be terminated by Employer and the parties’ obligations and responsibilities shall be determined by the provisions of Section 16.

13.                                 Restrictive Covenants.

a.                                       Competition.  Employee acknowledges that, in the course of Employee’s responsibilities hereunder, Employee will form relationships and become acquainted with certain confidential and proprietary information as further described in Section 13(b).  Employee further acknowledges that such relationships and information are and will remain valuable to the Employer Group and that the restrictions on future employment, if any, are reasonably necessary in order for Employer to remain competitive in the gaming industry.  In recognition of Employer’s heightened need for protection from abuse of relationships formed or information garnered before and during the Specified Term of the Employee’s employment hereunder, Employee covenants and agrees for the twelve (12) month period immediately following termination of employment for any reason, unless such employment is terminated by Employer without Cause or by Employee for Good Reason (as such terms are defined below) (the “Restrictive Period”), not to directly or indirectly be employed by, provide consultation or other services to, engage or participate in, provide advice, information or assistance to, fund or invest in, or otherwise be connected or associated in any way or manner with, any firm, person, corporation or other entity which is either directly, indirectly or through an affiliated company or entity, engaged in gaming or proposes to engage in gaming in the State of Nevada, or in or within a 150 mile radius of any other jurisdiction in which any member of the Employer Group during the Restrictive Period is engaged in gaming or proposes to engage in gaming (“Competitor”).  The covenants under this Section 13(a) include but are not limited to Employee’s covenant not to:

i.                                          Make known to any third party the names and addresses of any of the customers of any member of the Employer Group, or any other information pertaining to those customers;

ii.                                       Call on, solicit, induce to leave and/or take away, or attempt to call on, solicit, induce to leave and/or take away, any of the customers of any member of the Employer Group, either for Employee’s own account or for any third party;

iii.                                    Call on, solicit and/or take away, any potential or prospective customer of any member of the Employer Group, on whom the Employee called or with whom Employee became acquainted during employment (either before or during the Specified Term) by any member of the Employer Group, either for Employee’s own account or for any third party; and

iv.                                   Approach or solicit any employee or independent contractor of any member of the Employer Group with a view towards enticing such person to leave the employ or service of any member of the Employer Group, or hire or contract with any employee or independent contractor of any member of the Employer Group, without the prior written consent of the Employer, such consent to be within Employer’s sole and absolute discretion.

b.                                      Confidentiality.  Employee covenants and agrees that Employee shall not at any time during the Specified Term or thereafter, without Employer’s prior written consent, such consent to be within Employer’s sole and absolute discretion, disclose or make known to any person or entity outside of the Employer Group any Trade Secret (as defined below), or proprietary or other confidential information concerning any member of the Employer Group, including without limitation, Employer’s customers and its casino, hotel and marketing practices, procedures, management policies or any other information regarding any member of the Employer Group which is not already and generally known to the public through no wrongful act of Employee or any other party.  Employee covenants and agrees that Employee shall not at any time during the Specified Term, or thereafter, without the Employer’s prior written consent, utilize any such Trade Secrets, proprietary or confidential information in any way, including communications with or contact with any such customer other than in connection with employment hereunder.  Not by way of limitation but by way of illustration, Employee agrees that such Trade Secrets, proprietary or confidential information specifically include, but are not limited to, those documents and reports set forth on Exhibit A attached hereto. For purposes of this Section 13, Trade Secrets is defined as information (including, but not limited to, all information, materials or terms included within the Nevada Revised Statutes (“NRS”)), including a formula, pattern, compilation, program, device, method, know-how, technique or process, that derives economic value, present or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who may or could obtain any economic value from its disclosure or use.

c.                                       Former Employer Information.  Employee will not intentionally, during the Specified Term, improperly use or disclose any proprietary information or Trade Secrets of any former employer or other person or entity and will not bring onto the premises of the Employer any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

d.                                      Third Party Information.  Employee acknowledges that Employer and other members of the Employer Group have received and in the future will receive from third parties their confidential or proprietary information subject to a duty to maintain the confidentiality of such information and to use it only for certain limited purposes.  Employee will hold all such confidential or proprietary information in the strictest confidence and will not disclose it to any person or entity or to use it except as necessary in carrying out Employee’s duties hereunder consistent with Employer’s (or such other member of the Employer Group’s) agreement with such third party.

e.                                       Employer’s Property.  Employee hereby confirms that Trade Secrets, proprietary or confidential information and all information concerning customers who utilize the goods, services or facilities of any hotel and/or casino owned, operated or managed by Employer constitute Employer’s exclusive property (regardless of whether Employee possessed or claims to have possessed such information prior to the date hereof).  Employee agrees that upon termination of employment, Employee shall promptly return to the Employer all notes, notebooks, memoranda, computer disks, and any other similar repositories of information (regardless of whether Employee possessed such information prior to the date hereof) containing or relating in any way to the Trade Secrets or proprietary or confidential information of each member of the Employer Group, including but not limited to, the documents referred to in Section 13(b).  Such repositories of information also include but are not limited to any so-called personal files or other personal data compilations in any form, which in any manner contain any Trade Secrets or proprietary or confidential information of any member of the Employer Group.

f.                                         Notice to Employer.  Employee agrees to notify Employer immediately of any employers for whom Employee works or provides services (whether or not for remuneration to Employee or a third party) during the Specified Term or within the Restrictive Period.  Employee further agrees to promptly notify Employer, during Employee’s employment with Employer, of any contacts made by any gaming licensee which concern or relate to an offer of future employment (or consulting services) to Employee.

14.                                 Representations.  Employee hereby represents, warrants and agrees with Employer that:

a.                                       The covenants and agreements contained in Sections 9 and 13 above are reasonable, appropriate and suitable in their geographic scope, duration and content; the Employer’s agreement to employ the Employee and a portion of the compensation and consideration to be paid to Employee hereunder, is in partial consideration for such covenants and agreements; the Employee shall not, directly or indirectly, raise any issue of the reasonableness, appropriateness and suitability of the geographic scope, duration or content of such covenants and agreements in any proceeding to enforce such covenants and agreements; and such covenants and agreements shall survive the termination of this Agreement, in accordance with their terms;

b.                                      The enforcement of any remedy under this Agreement will not prevent Employee from earning a livelihood, because Employee’s past work history and abilities are such that Employee can reasonably expect to find work in other areas and lines of business;

c.                                       The covenants and agreements stated in Sections 9, 11, 12 and 13 above are essential for the Employer’s reasonable protection;

d.                                      Employer has reasonably relied on these covenants and agreements by Employee; and

e.                                       Employee has the full right to enter into this Agreement and by entering into and performance of this Agreement will not violate or conflict with any arrangements or agreements Employee may have or agreed to have with any other person or entity.

Additionally, Employee agrees that in the event of Employee’s breach or threatened breach of any covenants and agreements set forth in Sections 9 and 13 above, Employer may seek to enforce such covenants and agreements through any equitable remedy, including specific performance or injunction, without waiving any claim for damages.  In any such event, Employee waives any claim that the Employer has an adequate remedy at law or for the posting of a bond.

15.                                 Termination for Death or Disability.  Employee’s employment hereunder shall terminate upon Employee’s death or Disability (as defined below).  In the event of Employee’s death or Disability, Employee (or Employee’s estate or beneficiaries in the case of death) shall have no right to receive any compensation or benefit hereunder or otherwise from any member of the Employer Group on and after the effective date of termination of employment other than (1) unpaid Base Salary earned to the date of termination of employment (which shall be paid on Employer’s next scheduled payroll date), (2) any earned but unpaid bonus then payable to Employee (which shall be paid on Employer’s next scheduled payroll date), (3) business expense reimbursement pursuant to Section 7, (4) benefits provided pursuant to Section 6, subject to the terms and conditions applicable thereto and (5) continued Base Salary payments for three (3) months from the date of termination of employment to be paid in accordance with Employer’s scheduled payroll practices (in the case of Disability, offset by amounts payable to Employee pursuant to any disability plan sponsored by any member of the Employer Group). For purposes of this Section 15, Disability is defined as Employee’s incapacity, certified by a licensed physician selected by Employer (“Employer’s Physician”), which precludes Employee from performing the essential functions of Employee’s duties hereunder for a substantial portion of any consecutive period of six (6) months or more.  In the event Employee disagrees with the conclusions of the Employer’s Physician, Employee (or Employee’s representative) shall designate a physician (“Employee’s Physician”), and Employer’s Physician and Employee’s Physician shall jointly select a third physician (“Third Physician”), who shall make the determination which determination shall be final and binding on the parties hereto.  Employee hereby consents to any examination or to provide or authorize access to any medical records that may be reasonably required by

Employer’s Physician or the Third Physician in connection with any determination to be made pursuant to this Section 15.

16.                                 Termination by Employer for Cause.  Employer may terminate Employee’s employment hereunder for Cause (as defined below) at any time.  If Employer terminates Employee’s employment for Cause, Employee shall have no right to receive any compensation or benefit hereunder or otherwise from any member of the Employer Group on and after the effective date of termination of employment other than (1) unpaid Base Salary earned to the date of termination of employment (which shall be paid on Employer’s next scheduled payroll date), (2) business expense reimbursement pursuant to Section 7, and (3) benefits provided pursuant to Section 6, subject to the terms and conditions applicable thereto.  For purposes of this Section 16, Cause is defined as Employee’s (a) failure to abide by Employer’s policies and procedures, (b) misconduct, insubordination, or inattention to Employer’s business, (c) failure to perform the duties required of Employee up to the standards established by the Board, or other material breach of this Agreement (other than as a result of a Disability), or (d) failure or inability to satisfy the requirements stated in Section 12 above.  Notwithstanding the foregoing, prior to terminating Employee’s employment hereunder for Cause (x) Employee shall be given written notice that Employer intends to terminate Employee’s employment for Cause, which notice shall reasonably specify the grounds which are the basis for the decision to terminate Employee’s employment for Cause, and (y) if the conduct which constitutes the grounds is capable of being cured, in the reasonable determination of the Board, Employee shall be given the opportunity within thirty (30) calendar days of receipt of such notice to cure such conduct, provided Employee has advised Employer in writing within five (5) calendar days of receipt of such notice of Employee’s intention to cure such conduct.  If the Board determines that Employee has not cured, on or prior to the expiration of such thirty (30) day period, Employee shall be terminated for Cause at the expiration of such thirty (30) day period.  Notwithstanding the foregoing, if Employee receives more than two (2) notices relating to the same or similar conduct pursuant to this Section 16, or if such notices are sent within forty (40) days of one another and relate to the same or similar conduct, Employee shall no longer have the opportunity to cure and the termination of employment for Cause shall be effective upon the receipt of such notice. If Employee is a member of the Board, Employee hereby recuses himself from the deliberations and vote of the Board regarding such subject matter.

17.                                 Termination by Employer other than for Cause; Termination by Employee for Good Reason.  Employer may, at any time, terminate Employee’s employment hereunder without Cause by delivering a written notice of termination.  Employee may, with thirty (30) days’ prior written notice to Employer, terminate Employee’s employment hereunder for Good Reason (as defined below). Such notice shall reasonably specify the grounds for Employee’s decision to terminate employment for Good Reason. If Employer shall terminate Employee’s employment hereunder other than for (x) Cause, (y) death or (z) Disability or if Employee terminates Employee’s employment hereunder for Good Reason, then Employee shall have no right to receive any compensation or benefit hereunder or otherwise from any member of the Employer Group on and after the effective date of termination of employment other than (1) Base Salary payments to the third anniversary of the Closing Date, to the extent unpaid at the date of termination and paid in accordance with Employer’s scheduled payroll practices, (2) any earned but unpaid bonus then payable to Employee (which shall be paid on Employer’s next scheduled payroll date), (3) business expense reimbursement pursuant to Section 7, and (4) continued coverage, at no cost to Employee or his then covered dependents, under Employer’s health and insurance programs until the third anniversary of the Closing Date; provided, however, that (a) if such continued coverage is not permitted under the terms of such plans, then Employer shall provide Employee and his dependents substantially similar coverage and (b) if Employee becomes eligible for health and insurance coverage from a new employer (and any benefits received by or made available to Employee shall be reported by Employee to Employer), then Employer’s obligations pursuant to this clause (4) shall cease. The payments and benefits to be provided pursuant to this Section 17 upon termination of Employee’s employment shall constitute the exclusive payments in the nature of severance, termination pay or salary continuation which shall be due to the Employee and shall be in lieu of any other such payments or benefits under any plan, program, policy or arrangement which has heretofore been or shall hereafter be established by any member of the Employer Group.  For purposes of this Section 17, Good Reason is defined as (a) the failure of Employer to pay Employee any compensation due to Employee or (b) a material reduction in the scope of duties or responsibilities of Employee that have not been agreed to by Employee.  Employee shall provide Employer with a period of ten (10) business days to cure the conduct that constitutes Good Reason.

18.                                 Termination by Employee other than for Good Reason.  Employee may terminate Employee’s employment hereunder without Good Reason upon thirty (30) days’ prior written notice to Employer. If Employee shall terminate his employment other than for (x) Good Reason, (y) death or (z) Disability, Employee shall have no right to receive any compensation or benefit hereunder or otherwise from any member of the Employer Group on and after the effective date of termination of employment other than (1) unpaid Base Salary earned to the date of termination of employment (which shall be paid on Employer’s next scheduled payroll date), (2) any earned but unpaid bonus then payable to Employee (which shall be paid on Employer’s next scheduled payroll date), (3) business expense reimbursement pursuant to Section 7 and (4) benefits provided pursuant to Section 6, subject to the terms and conditions applicable thereto.

19.                                 Release; Full Satisfaction. Notwithstanding any provision in Section 17 hereof, no payments or benefits shall be provided pursuant to Section 17 or Section 15 upon a termination of employment for Disability that are in addition to the payments or benefits that would be provided pursuant to Section 18, unless and until Employee executes and delivers a standard form of general release of claims, and such release has become irrevocable; provided, however, that Employee shall not be required to release any indemnification rights or continuing rights to benefits under Employer’s benefit plans, in accordance with the terms and conditions of such plans.

20.                                 Cooperation Following Termination. Following termination of employment of Employee’s employment hereunder for any reason, Employee agrees to reasonably cooperate with Employer upon the reasonable request of the Board and to be reasonably available to Employer with respect to matters arising out of Employee’s services to any member of the Employer Group.  Employer shall reimburse, or at Employee’s request, advance Employee for expenses reasonably incurred in connection with such matters.

21.                                 Interpretation; Each Party the Drafter.

a.                                       EMPLOYER SHALL USE ITS COMMERCIALLY REASONABLE EFFORTS TO CAUSE THE BOARD OF DIRECTORS OF PFG (OR ANY AUTHORIZED COMMITTEE THEREOF) TO MAKE ANY PFG EBITDA CALCULATION OR DETERMINATION, INCLUDING THE CALCULATION OF EBITDA AND THE DETERMINATION OF WHETHER AN EBITDA TARGET HAS BEEN MET, UNDER THIS AGREEMENT IN GOOD FAITH AND CONSISTENT WITH THE APPLICABLE DEFINITIONS SET FORTH IN EXHIBIT B, WHICH CALCULATIONS AND DETERMINATIONS SHALL BE FINAL AND BINDING ON THE PARTIES HERETO.

b.                                      EXCEPT AS SPECFICALLY PROVIDED IN SECTION 21(a) HEREOF, THE TERM “BOARD,” AS USED HEREIN, SHALL REFER TO THE BOARDS OF DIRECTORS OF EACH OF GNL, CORP. AND GNLV, CORP.

c.                                       THIS AGREEMENT IS THE PRODUCT OF EXTENSIVE DISCUSSIONS AND NEGOTIATIONS BETWEEN THE PARTIES.  EACH OF THE PARTIES WAS REPRESENTED BY OR HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL WHO EITHER PARTICIPATED IN THE FORMULATION AND DOCUMENTATION OF, OR WAS AFFORDED THE OPPORTUNITY TO REVIEW AND PROVIDE COMMENTS ON, THIS AGREEMENT.  ACCORDINGLY, THIS AGREEMENT AND THE PROVISIONS CONTAINED IN IT SHALL NOT BE CONSTRUED OR INTERPRETED FOR OR AGAINST ANY PARTY TO THIS AGREEMENT BECAUSE THAT PARTY DRAFTED OR CAUSED THAT PARTY’S LEGAL REPRESENTATIVE TO DRAFT ANY OF ITS PROVISIONS.

22.                                 Indemnification.  Employer shall indemnify Employee to the fullest extent permitted by Nevada law and the articles of incorporation and bylaws of the Employer.  Such indemnification shall include, without limitation, the following:

a.                                       Indemnification Involving Third Party Claims.   Employer shall indemnify Employee if Employee is a party to or is threatened to be made a party to or otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (each a “Claim”), other than a Claim by or in the name of Employer or any entity in the Employer Group, by reason of the fact that Employee is or was serving as an officer, director, employee or agent of Employer or any entity in the Employer Group, or is or was serving at the request of Employer as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or otherwise (each an “Indemnifiable Event”), against all expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement (collectively, “Expenses”) actually and reasonably incurred by Employee in connection with the investigation, defense, settlement or appeal of such Claim, if Employee either is not liable pursuant to NRS Section 78.138 or acted in good faith and in a manner Employee reasonably believed to be in or not opposed to the best interests of Employer and, in the case of a criminal Claim, in addition had no reasonable cause to believe that his conduct was unlawful.

b.                                      Indemnity in Derivative Actions.  Employer shall indemnify Employee if Employee is a party to or threatened to be made a party to or otherwise involved in any Claim by or in the name of Employer to procure a judgment in its favor by reason of an Indemnifiable Event, against all Expenses actually and reasonably incurred by Employee in connection with the investigation, defense, settlement or appeal of such Claim, but only if Employee is not liable pursuant to NRS Section 78.138 or acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of Employer, except that no indemnification under this Section 22(b) shall be made for any Claim, issue or matter to which the Employee has been adjudged by a court of competent jurisdiction, after the exhaustion of all appeals therefrom, to be liable to Employer or any entity in the Employer Group or for amounts paid in settlement to any entity in the Employer Group, unless and only to the extent that any court in which such Claim is brought or other court of competent jurisdiction determines upon application that, in view of all the circumstances of the case, Employee is fairly and reasonably entitled to indemnification for such amounts as the court shall deem proper.

c.                                       Determination of Appropriateness of Indemnification.  Notwithstanding the foregoing, the obligations of Employer under Sections 22(a) and 22(b) shall be subject to the condition that, unless ordered by a court or advanced pursuant to Section 22(d) below, a determination shall have been made that indemnification is proper under the specific circumstances pursuant to and in accordance with NRS Section 78.751, as in effect from time to time.

d.                                      Advancement of Expenses.  Employer shall pay the Expenses of Employee as they are incurred and in advance of the final disposition of a Claim (an “Expense Advance”).  Any Expense Advance to be made hereunder shall be paid by Employer to Employee as soon as practicable, but in any event no later than twenty (20) business days after written demand by Employee therefor to Employer.  Notwithstanding the foregoing, if Employee is an officer or director of Employer, the obligation of Employer to make an Expense Advance shall be conditioned upon receipt by Employer of an undertaking by or on behalf of Employee to repay the amount advanced if it is ultimately determined by a court of competent jurisdiction (in a final judicial determination as to which all rights of appeal have been exhausted or lapsed) that Employee is not entitled to be indemnified by Employer.

e.                                       Mandatory Payment of Expenses.  Notwithstanding any other provision of this Agreement, to the extent that Employee has been successful on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, in defense of any Claim regarding any Indemnifiable Event, Employee shall be indemnified against all Expenses actually and reasonably incurred by Employee in connection therewith.

f.                                         Indemnification for Defense Only.  The indemnification authorized by this Section 22 does not include any actions, suits or proceedings initiated by Employee against Employer or any entity in the Employer Group.

g.                                      Settlement of Claims.  Neither Employee nor Employer shall settle any Claim without the prior written consent of the other (such consent not to be unreasonably withheld or delayed).

23.                                 Severability.  If any provision hereof is unenforceable, illegal, or invalid for any reason whatsoever, such fact shall not affect the remaining provisions hereof, except in the event a law or court decision, whether on application for declaration, or preliminary injunction or upon final judgment, declares one or more of the provisions of this Agreement that impose restrictions on Employee unenforceable or invalid because of the geographic scope or time duration of such restriction.  In such event, Employer shall have the option:

(A)                              To deem the invalidated restrictions retroactively modified to provide for the maximum geographic scope and time duration that would make such provisions enforceable and valid; or

(B)                                To terminate this Agreement pursuant to Section 16.

Exercise of any of these options shall not affect Employer’s right to seek damages or such additional relief as may be allowed by law in respect to any breach by Employee of the enforceable provisions of this Agreement.

24.                                 Survival.  Notwithstanding anything in this Agreement to the contrary, to the extent applicable, Section 3 and Sections 13 through and including this Section 24 shall survive the termination of this Agreement.

25.                                 Notice.   For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) when personally delivered, (ii) the business day following the day when deposited with a reputable and established overnight express courier (charges prepaid), or (iii) five (5) days following mailing by certified or registered mail, postage prepaid and return receipt requested.  Unless another address is specified, notices shall be sent to the addresses indicated below:

To Employer:

Poster Financial Group, Inc.
2960 West Sahara, Suite 200
Las Vegas, Nevada 89102

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention: Wallace L. Schwartz, Esq. Howard L. Ellin, Esq.

To Employee:

Chris Andrews

c/o GNL, CORP.

2300 South Casino Drive

Laughlin, Nevada  89029

And

Chris Andrews

c/o GNLV, CORP.

129 East Fremont Street

Las Vegas, Nevada  89101

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

26.                                 Tax Withholding.  Notwithstanding any other provision of this Agreement, Employer may withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, such Federal, state, local and other taxes as shall be required to be withheld under any applicable law or regulation.

27.                                 Dispute Resolution.

a.                                       Any dispute, claim or controversy arising from or related in any way to this Agreement or the interpretation, application, breach, termination or validity thereof, including any claim of inducement of this Agreement by fraud, or arising from or related in any way to Employee’s employment with Employer will be submitted for final resolution by arbitration pursuant to the CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration except where those rules conflict with these provisions, in which case these provisions control; provided, however, that Employer shall have the right to seek equitable relief, including a temporary restraining order, preliminary or permanent injunction or an injunction in aid of arbitration, to enforce its rights set forth in Section 13.  The arbitration will be held in Las Vegas, Nevada.

b.                                      The panel shall consist of three neutral and impartial arbitrators, one chosen by the claimant from the CPR Panel of Distinguished Neutrals and one chosen by the respondent from the CPR Panel of Distinguished Neutrals within thirty days of receipt by respondent of the demand for arbitration.  The two arbitrators so selected shall have thirty days from the selection of the second arbitrator to agree on a third arbitrator from the CPR Employment Panel for the West Region who shall serve as chair of the arbitral tribunal.  If the two party-appointed arbitrators fail to timely agree, the third arbitrator shall be selected by the CPR from the CPR Employment Panel for the West Region.

c.                                       The arbitrators shall provide for discovery, giving recognition to the understanding of the parties hereto that they contemplate reasonable discovery, including document demands and depositions.  In no event will the arbitrators, absent agreement of the parties, allow more than a total of ten (10) days for the hearing or permit either side to obtain more than a total of forty (40) hours of deposition testimony from all witnesses, including both fact and expert witnesses, or serve more than twenty (20) individual requests for documents, including subparts. Multiple hearing days will be scheduled consecutively to the greatest extent possible.

d.                                      The arbitrators must render their award following the substantive law of the State of Nevada.  The arbitrators shall render an opinion setting forth findings of fact and conclusions of law with the reasons therefore stated.  A transcript of the evidence adduced at the hearing shall be made and shall, upon request, be made available to either party.  The arbitrators shall have the power to exclude evidence on grounds of hearsay, prejudice beyond its probative value, redundancy, or irrelevance and no award shall be overturned by reason of such ruling on evidence.  The award shall be final and binding on the parties and may be enforced in any court having jurisdiction.

e.                                       To the extent possible, the arbitration hearings and award will be maintained in confidence, except as may be required by law or for the purpose of enforcement of an arbitral award.

f.                                         Each party shall bear its own costs and expenses incurred in connection with arbitration proceedings pursuant to this Agreement to arbitrate.  The costs and expenses of the arbitrators and related expenses shall be shared equally between Employer, on one hand, and Employee on the other hand.

g.                                      EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY CLAIM TO PUNITIVE OR EXEMPLARY OR LIQUIDATED OR MULTIPLIED DAMAGES FROM THE OTHER.

28.                                 No Waiver of Breach or Remedies.  No failure or delay on the part of Employer or Employee in exercising any right, power or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

29.                                 Amendment or Modification.  No amendment, modification, termination or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by a member of the Board (other than Employee), and Employee, nor consent to any departure by the Employee from any of the terms of this Agreement shall be effective unless the same is signed by a member of the Board (other than Employee).  Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

30.                                 Governing Law; Venue.  The laws of the State of Nevada shall govern the validity, construction and interpretation of this Agreement, without regard to conflict of law principles. Each party irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Nevada or any court of the State of Nevada located in Clark County in any action, suit or proceeding arising out of or relating to this Agreement or any matters contemplated hereby, and agrees that any such action, suit or proceeding shall be brought only in such court.

31.                                 Headings.  The headings in this Agreement have been included solely for convenience of reference and shall not be considered in the interpretation or construction of this Agreement.

32.                                 Assignment.  This Agreement is personal to Employee and may not be assigned by Employee.

33.                                 Successors and Assigns.  This Agreement may be assigned by Employer to its successors and shall be binding upon the successors and assigns of Employer.

34.                                 Prior Agreements.  This Agreement shall supersede and replace any and all other prior discussions and negotiations as well as any and all agreements and arrangements that may have been entered into by and between any member of the Employer Group or any predecessor thereof, on the one hand, and Employee, on the other hand, prior to the Closing Date relating to the subject matter hereof.  Employee acknowledges that all rights under such prior agreements and arrangements shall be extinguished effective as of the Closing Date.

35.                                 Employee Acknowledgment.  Employee agrees and acknowledges that the execution and delivery of this Agreement shall not affect the at-will relationship of Employee with any member of the Employer Group during any period prior to the effectiveness, if any, of this Agreement.

THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.

IN WITNESS WHEREOF, Employer and Employee have entered into this Agreement in Las Vegas, Nevada, as of the date first written above.

EMPLOYEE:	/s/ CHRIS ANDREWS
Chris Andrews

GNL, CORP.

By:	/s/ TIM POSTER
Name: Tim Poster
Title: Chairman and Chief Executive Officer

GNLV, CORP.

By:	/s/ TIM POSTER
Name: Tim Poster
Title: Chairman and Chief Executive Officer

EXHIBIT A

Name of Report:	Generated By:
Including, but not limited to:

Arrival Report	Room Reservation
Departure Report	Room Reservation
Master Gaming Report	Casino Audit
Department Financial Statement	Finance
$5K Over High Action Play Report	Casino Marketing
$50K Over High Action Play Report	Casino Marketing
Collection Aging Report(s)	Collection Department
Accounts Receivable Aging	Finance
Marketing Reports	Marketing
Daily Player Action Report	Casino Operations
Daily Operating Report	Slot Department
Database Marketing Reports	Database Marketing